Ex. 99(k)(4)
SPECIAL CUSTODY ACCOUNT AGREEMENT
     AGREEMENT dated October 19, 2007, among The Cushing MLP Total Return Fund (the “Customer”), a statutory trust formed under the laws of the State of Delaware, U.S. Bank, N.A. (the “Custodian”), a national banking association organized and existing under the laws of the United States of America, and CREDIT SUISSE SECURITIES (USA) LLC, a Delaware limited liability company registered as a broker and dealer in securities pursuant to the Securities Exchange Act of 1934 (“CSSU”).
     WHEREAS, Customer desires to establish a securities trading account with CSSU in order to effect purchases and sales of securities (including “Short Sales,” as hereinafter defined) consistent with its authorized investment objective and policies, as the same may be amended or modified from time to time; and
     WHEREAS, Custodian is duly chartered to engage in the trust business and maintains a custodian account on behalf of Customer (“Custodian Account”) in which it holds, or to which it has credited, securities, cash and other assets owned by Customer, free and clear of any liens or other encumbrances of Custodian or known to Custodian; and
     WHEREAS, CSSU is a member of the Securities Investor Protection Corporation and the New York Stock Exchange Inc., as well as various other national securities exchanges, and carries and services securities trading accounts for customers, including customers which are investment companies, provides prime brokerage services, executes orders to purchase and sell securities and lends or arranges for loans of securities to or on behalf of customers to facilitate Short Sales;
     NOW, THEREFORE, in consideration of the mutual covenants herein, and for other good and valuable consideration, be it agreed as follows:
1.	As used herein, the following terms have the following meanings:

“Adequate Margin” in respect of transactions in securities shall mean such Eligible Collateral (as hereinafter defined) as is adequate under applicable laws, rules and regulations (including Regulation T of the Board of Governors of the Federal Reserve System and Rule 431 of the New York Stock Exchange Inc.) and the internal policies of CSSU. For purposes hereunder, Eligible Collateral (as defined herein) shall be valued by CSSU in a commercially reasonable manner.

“Advice from CSSU” or “Advice” shall mean a notice sent by CSSU to Customer and Custodian in writing or transmitted by a facsimile sending device, except that (i) Advice(s) for the deposit of Eligible Collateral as Adequate Margin, whether requesting initial or maintenance margin, or (ii) Customer has defaulted pursuant to the terms of Section 11 hereof, may be given orally. In the event of a purchase or sale transaction, including a Short Sale, or a Covering Transaction, the Advice from CSSU shall mean a standard confirmation in use by CSSU and sent or transmitted to Customer and/or Custodian. With respect to substitutions or releases of Collateral, Advice from CSSU means a written notice signed by a person authorized by CSSU and sent or transmitted to Custodian. When used herein, the term “Advise” shall refer to the issuance of a communication constituting an Advice from CSSU. An authorized person of CSSU will certify to Custodian the names and signatures of those persons authorized to issue Advices from CSSU with respect to substitution or releases of Collateral and such authorization is attached hereto as Exhibit C, which certification may be amended from time to time.

“Collateral” means (i) the Special Custody Account, (ii) any cash, securities or other property (including Eligible Collateral) held in or credited to the Special Custody Account and any security entitlement in respect thereof, (iii) any cash, securities or other property (including Eligible Collateral) which Customer has Instructed Custodian to transfer to the Special Custody Account (other than any such cash, securities or other property that has subsequently been transferred to Customer’s Custodian Account pursuant to an Advice of CSSU) and (iv) all proceeds of any of the foregoing.

“Covering Transaction” is a transaction in which identical securities, i.e. securities of the same issuer, issue, class and number of shares, as were previously sold short by Customer, are purchased for Customer’s account by CSSU, or in which Customer delivers to CSSU securities identical to securities that were previously sold short by Customer.

“Custodian Account” means the account of Customer with Custodian operated in accordance with a custodian agreement (“Custodian Agreement”) between Customer and Custodian.

“Customer Insolvency” means that (a) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating the Customer insolvent; or (b) the Customer has petitioned or applied to any tribunal for, or consented to, the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (c) any such petition or application has been filed, or any such proceedings commenced, against the Customer and either (i) the Customer approved thereof, consented thereto or acquiesced therein or. (ii) such petition application or proceeding remains undismissed for 60 days after the filing or commencement thereof; or (d) any order for relief has been entered against the Customer under the Bankruptcy Law of the United States or any other jurisdiction.

“Eligible Collateral” shall mean (a)“margin securities” (as defined in Section 220.2 of Regulation T) and (b) securities convertible or exchangeable into, or warrants or rights to subscribe to or purchase, securities sold short, within 90 days, without restriction other than the payment of money, which are held by Custodian for CSSU, as agent for CSSU, in CSSU’s Special Custody Account, all as may be deemed by CSSU, in its discretion, to be acceptable.

“Instructions from Customer” or “Instructions” means a request, direction or certification in writing signed in the name of Customer and delivered to Custodian or transmitted by a facsimile sending device. Customer will certify to Custodian the names and signatures of those persons authorized to issue Instructions from Customer, which certification may be amended from time to time. Customer has entered into an Investment Management Agreement dated August 6, 2007, with Swank Energy Income Advisors, L.P. (the “Adviser”), an investment adviser registered as such under the Investment Advisers Act of 1940. The persons authorized to sign Instructions from Customer, as certified to CSSU, may include officers or duly authorized employees of Adviser. When used herein, the term “Instruct” shall refer to the issuance of a communication constituting an Instruction from Customer.

“Short Sale” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of CSSU, or other registered broker-dealer, in accordance with the provisions of Regulation T, particularly Sections 220.10 and 220.12 thereof.

2.	CSSU, upon receipt from Customer of a duly executed Margin Agreement, attached hereto as Exhibit A, and such other documents as may be required, shall open a securities trading account on its books in the name of Customer for purposes of effecting the securities transactions contemplated by this Special Custody Account Agreement (the “Agreement”)

(a)	Custodian shall open a securities account in the name of CSSU on its books entitled “Special Custody Account for CREDIT SUISSE SECURITIES (USA) LLC for the benefit of The Cushing MLP Total Return Fund” (referred to herein as the “Special Custody Account”) and shall hold Collateral therein for CSSU, as agent and securities intermediary of CSSU pursuant to this Agreement. Collateral held by Custodian in the Special Custody Account shall be released by Custodian only in accordance with this Agreement. Custodian agrees to release Collateral to Customer or to a third party from the pledge hereunder only in accordance with an Advice from CSSU received by Custodian. Customer can substitute or exchange the Collateral in the Special Custody Account only after Customer Instructs Custodian to make the contemplated substitution or exchange and CSSU Advises Custodian that such substitution or exchange is acceptable. Customer hereby grants a continuing security interest to CSSU in the Collateral to secure its obligations to CSSU in connection with this Agreement and the Margin Agreement or any transactions contemplated thereunder and hereby (collectively, the “Secured Obligations”).

(b)	Custodian hereby represents to Customer and CSSU that (i) it is a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) and is acting as such in respect of the Special Custody Account and (ii) the Special Custody Account is a “securities account” (within the meaning of Section 8-501 (a) of the UCC) as to which CSSU is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC).

(c)	The parties hereto agree that (i) all cash, securities from time to time held in or credited to the Special Custody Account will be treated as a financial asset under Article 8 of the UCC and (ii) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) with respect to the Special Custody Account, and any security entitlement in respect of financial assets held therein or credited thereto, is the State of New York.

(d)	Custodian agrees that it will comply with entitlement orders contained in an Advice of CSSU without further consent of Customer. Customer hereby consents to such agreement.

(e)	Custodian acknowledges and agrees that any delivery of Collateral to CSSU does not and will not require the payment of money or value.

(f)	Customer acknowledges and agrees that all Collateral held in the Special Custody Account is subject to and secures all obligations to CSSU arising under the Margin Agreement entered into between Customer and CSSU, including any transactions contemplated thereunder.

3.	In the event that Customer shall effect a Short Sale, Customer shall give Instructions from Customer to Custodian, acting as Customer’s Custodian, to transfer from the Custodian Account to the Special Custody Account (and identify on Custodian’s books and records as pledged to CSSU) such Eligible Collateral as shall be necessary to equal or exceed the amount CSSU shall Advise is necessary to constitute Adequate Margin, or such greater amounts as Customer shall otherwise from time to time Instruct by the date set forth in the Advice from CSSU, provided however that, notwithstanding the preceding sentence, proceeds from Short Sales shall be deposited by Customer in a margin account maintained for Customer at CSSU.

4.	Customer shall instruct Custodian to transfer to and maintain in the Special Custody Account such Eligible Collateral as CSSU shall, from time to time, Advise Customer is necessary to constitute Adequate Margin. Custodian shall not be required to make any determination as to whether Eligible Collateral in the Custody Account constitutes Adequate Margin, but shall make all reasonable efforts to provide information to facilitate Customer’s determination.
5.	(a)	Upon the written request of Customer, CSSU shall Advise Custodian and Customer of any Collateral in the Special Custody Account which may be in excess of Adequate Margin. Such excess shall be transferred, upon Custodian’s receipt of Advice from CSSU, from the Special Custody Account to the Custodian Account and, upon request of Customer, CSSU agrees to so Advise Custodian.

(b)	Until such time that Custodian shall receive an Advice from CSSU in accordance with Section 12 hereof, certifying that all necessary conditions precedent to CSSU’s right to receive the Collateral free of payment have occurred, Custodian shall credit to the Custodian Account any dividends or interest paid with respect to the securities held in any Special Custody Account and received by Custodian. After receipt of such Advice from CSSU, Custodian shall pay such dividends and interest as instructed by CSSU. Custodian will notify Customer of any corporate actions with respect to Collateral and will act on Customer Instructions with respect thereto, However, Custodian will not release any Collateral from the Special Custody Account until it receives an Advice from CSSU.

6.	Customer represents and warrants to CSSU that: (a) securities included at any time in the Collateral shall be either book-entry securities or registered in street name and in good deliverable form in accordance with the requirements of such exchanges or markets as may be the primary market or markets for such securities; (b) Customer has full authority to enter into and perform this Agreement and the transactions contemplated herein and in the Margin Agreement, and no further regulatory approvals are needed to enable Customer to do so and (c) any securities and other assets credited to the Special Custody Account are free and clear of any liens or encumbrances of Custodian or Customer or known to Custodian or Customer.

7.	Custodian shall exercise reasonable care in the custody, preservation, segregation and identification of Collateral held in the Special Custody Account.

8.	Custodian will maintain accounts and records for the Collateral and will hold the Collateral in, and credit the Collateral to, the Special Custody Account as agent and securities intermediary of CSSU separate from any other property of Customer in the custody of Custodian under the Custodian Agreement and separate from any other property in which CSSU or Custodian has an interest except that securities may be held in Custodian’s account for the exclusive benefit of customers of Custodian at any clearing agency. Custodian represents, acknowledges and agrees that Collateral will not be subject to any other lien, charge, security interest or other right or claim of any kind of the Custodian or any person claiming through the Custodian and the Custodian hereby waives and releases all liens, encumbrances, claims and rights of setoff that it may now or hereafter have against the Special Custody Account or any Collateral and agrees that it will not assert any such lien, encumbrance, claim or right against the Special Custody Account or any Collateral.

9.	It is understood and agreed that Customer, when placing with CSSU any order to sell short for Customer’s account, will designate the order as such and hereby authorizes CSSU to mark such order as being “short,” and when placing with CSSU any order to sell long for Customer’s account, will designate the order as such and hereby authorizes CSSU to mark such order as being “long.” Any sell order which Customer shall designate as being for long account as above provided is for securities then owned by Customer.

10.	Customer shall be responsible to CSSU for all obligations which arise with respect to securities sold short by Customer, which obligations may include, without limitation, payments or distribution of cash or securities, or a combination thereof which result from the declaration of dividends by the issuers of securities sold short, or by the acquisition, merger, combination, reorganization or other action taken by or affecting such issuers. The value of any securities sold short by Customer will be adjusted by CSSU by marking on a regular basis the value of such short position to market and, as appropriate, debiting or crediting Customer’s securities trading account maintained on the books of CSSU. CSSU shall communicate such “mark-to-market” activity regularly.

11.	Prior to the acceptance of Customer’s Short Sale orders, CSSU will Inform Customer of CSSU’s ability to borrow such securities and acceptance of Short Sale orders will be contingent upon same; provided, however, that it is understood by Customer that CSSU has no obligation to, nor does CSSU represent or warrant its ability to, protect Customer’s Short Sales for more than one business day, that day being the day upon which the Short Sale is to be effected by CSSU. At or prior to the execution of the Short Sale, Customer shall give Instructions to Custodian, acting as Customer’s Custodian, to transfer from the Custodian Account to the Special Custody Account such Eligible Collateral as will constitute Adequate Margin. Customer hereby agrees for the benefit of Custodian that it shall not instruct Custodian to credit to the Special Custody Account, any securities which are not fully paid for or otherwise encumbered.

12.	Debit balances arising from Customer’s transactions with CSSU, including Short Sales, shall be charged with interest, in accordance with CSSU’s usual custom, and with any increase in rates caused by money market conditions, and with such charges as CSSU may make to cover CSSU’s facilities and extra services. The terms and conditions pursuant to which credit shall be extended by CSSU are set forth in CSSU’s “Statement of Credit Policy”, a copy of which is attached hereto as Exhibit B, and as such may be amended or modified from time to time or pursuant to written agreements between Customer and CSSU.

13.	In the event (a) an Event of Default occurs under the Margin Agreement (b) of Customers’ Insolvency, or (c) of a default by Customer of its obligations to provide and maintain Adequate Margin as herein provided, or (d) upon receiving notice that CSSU can no longer protect Customer’s Short Sale, Customer is unable to make timely delivery to CSSU, in accordance with applicable law, rules and regulations and CSSU’s internal policies, of securities identical to the securities sold short, CSSU shall have the right to give notice (which notice may be by facsimile transmission or hand delivery) to Customer specifying such default or failure to perform or inability to protect, and CSSU may, no sooner than 10 a.m. New York Time on its next business day, convert Customer’s convertible securities or exercise Customer’s rights or warrants, or buy-in any securities as to which said accounts may be short, sell any or all Collateral and give Advice to Custodian to release any Collateral free of payment to CSSU. Custodian shall release Collateral free of payment solely upon Advice from CSSU signed by a person authorized to sign for CSSU and stating that, pursuant to this Agreement, all necessary conditions precedent to CSSU’s right to receive such Collateral free of payment have occurred. Custodian will provide prompt telephone notice to Customer of any receipt by Custodian of Advice from CSSU to release Collateral free of payment. Any sales or purchases made pursuant to this paragraph may be made according to CSSU’s judgment and may be made at CSSU’s discretion on the principal exchange or other market for such securities, or in the event such principal market is closed, in a manner commercially reasonable for such securities.

14.	Custodian shall be paid as consideration for all services it is to perform pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Customer and Custodian. All such compensation shall be paid by Customer.

15.	In respect to any losses or liabilities, Custodian shall be protected in acting pursuant to any Instructions, Advices or notices from Customer or CSSU reasonably appearing to be genuine and authorized, and Custodian shall have no duty of further inquiry with respect thereto. Custodian’s duties and responsibilities are solely as set forth in this Agreement. Custodian shall be liable for losses and liabilities for its actions or omissions under this Agreement only when due to its negligence or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulation T of the Board of Governors of the Federal Reserve System, or with any rules or regulations of the exchanges or markets for the securities purchased or sold by Customer. Custodian shall not be liable to any party for any acts or omissions of other parties to this Agreement, Custodian shall have no liability whatsoever for any special, indirect or consequential damages.

16.	Customer agrees to indemnify and hold harmless CSSU from all claims and liabilities, damages, losses, expenses (including but not limited to attorneys and accountants fees and expenses) and deficiencies (“Losses”) incurred by or arising to CSSU in connection with the performance of this Agreement, the Margin Agreement and the transactions contemplated hereby and thereby, except such as may be attributable to CSSU’s own negligence, willful misconduct or reckless disregard of its duties hereunder. No party to this Agreement shall have any liability whatsoever for any special, indirect, punitive or consequential damages. This indemnity shall be a continuing obligation of Customer their respective successors and assigns, notwithstanding the termination of this Agreement.

17.	Customer agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, provided, that Customer shall not indemnify Custodian for those Losses arising out of Custodian’s negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of Customer their respective successors and assigns, notwithstanding the termination of this Agreement.

18.	Absent negligence or bad faith, no party to this Agreement shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or mainfunction of utilities, computer (hardware or software) or communications service, accidents, labor disputes, acts of civil or military authority or governmental actions, it being understood that Custodian or CSSU shall endeavor to resume performance as soon as practicable under the circumstances.

19.	Custodian will advise CSSU upon request, at any time, of the kind and amount of Collateral pledged to CSSU. In addition, Custodian will grant access to CSSU to view all pledges, releases or substitutions of Collateral in the Special Custody Account through a secured web site within one business day of such pledge, delivery, release or substitution of Collateral. It is agreed that, notwithstanding any language to the contrary in Custodian’s form of confirmation, Custodian holds the Collateral as agent and securities intermediary of CSSU as pledgee and secured party hereunder, not as escrow agent.

20.	This Agreement shall be subject to the provisions of the Custodian Agreement insofar as this Agreement governs the respective rights and obligations of Customer and Custodian; provided, however, that insofar as the rights of CSSU are concerned, this Agreement shall supersede the Custodian Agreement.

21.	Customer represents and warrants that the Collateral will not be subject to any other lien or encumbrances.

22.	Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral held at the time of such notice shall not be affected by such termination until the release of such Collateral pursuant to applicable rules and regulations of such national securities exchanges of which CSSU is a member and of Regulation T and provided further that no lien on any Collateral shall be released as a result of any such termination until all Secured Obligations shall have been paid in full. In the event of the release of Collateral, the Collateral shall be transferred to the Custodian Account.

23.	Written communications hereunder shall be, as required or authorized herein, hand delivered, sent via facsimile or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, return receipt requested, addressed:

(a) if to Custodian, to:	U.S. Bank, N.A.

1555 N. Rivercenter Dr.,

MK-WI-5302 Milwaukee, WI 53212

Attn: Tom Fuller

Phone: 414-905-6118

Fax: 866-350-5066

(b) if to Customer, to:	Swank Capital

3300 Oak Lawn Ave, Suite 650

Dallas, TX 75219

Attn: Mark Fordyce; Harrison Blasé

Phone: 214 635-1660

Fax: 214 219-2325

(C) if to CSSU, to:	CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Attn: Thomas Damico

Phone: (212) 325-0148

Fax: (212) 743-1374

With a copy to:	CREDIT SUISSE SECURITIES (USA) LLC

7033 Louis Stephens Drive

Raleigh/RTP, North Carolina 27560

Attn: Allen Jones

Phone: (919) 994-5926

Fax: (919) 994-4942
24.	This Agreement will be governed by the laws of the State of New York applicable to transactions entered into and to be performed wholly within the State of New York.

25.	None of the trustees, officers, agents or shareholders of the Customer will be personally liable under this Agreement. The name “The Cushing MLP Total Return Fund” is the designation of the Customer for the time being under the Amended and Restated Agreement and Declaration of Trust and all persons dealing with the Customer must look solely to the property of the Customer for the enforcement of any claims against the Customer, as none of the trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Customer.

26.	No amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of the parties hereto.

27.	This Agreement may be executed in one or more counterparts all of which together shall constitute but one and the same instrument.

CUSTOMER:

The Cushing MLP Total Return Fund

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	CEO & President

CUSTODIAN:

U.S. BANK, N.A.

By:	/s/ Michael R. McVay
Name:	Michael R. McVay
Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Steven J. Reis
Name:	Steven J. Reis
Title:	Director

EXHIBIT A
SPECIAL CUSTODY ACCOUNT AGREEMENT8.30.07

Account No.
CUSTOMER AGREEMENT
Institutional, non-ERISA
     In consideration of CREDIT SUISSE SECURITIES (USA) LLC (“CSSU”) opening and maintaining for the undersigned (the “Customer”) pursuant to the terms of this agreement (the “Customer Agreement” and, together with any and all annexes attached thereto, this “Agreement”), as well as any other agreement as to which Customer is a party, has any obligations or holds any rights (any such agreement, together with the Agreement, “Contracts”), one or more accounts (each, a “Customer Account”) in Customer’s name for the purpose of transacting business with CSSU on behalf of itself and as agent for any of the current and future subsidiaries, parents, affiliates, or divisions of CSSU, either collectively or individually, as the context requires (each, including CSSU, a “CS Entity” and collectively, the “CS Entities”), Customer agrees as follows:
1. Applicable Rules and Regulations.
All transactions and positions in the Accounts shall be subject to all applicable laws, by-laws, rules, regulations and customs, including without limitation those of all U.S. and non-U.S. federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities (“Applicable Law”).
2. Payment of Indebtedness.
Immediately upon written or oral demand (unless otherwise agreed) by CSSU or any of the CS Entities that (i) maintains any deposit, custody, securities, commodity, or other accounts for Customer, including without limitation any Customer Account (each an “Account”) or (ii) is a party to any Contract, Customer shall pay to the relevant CS Entity, in immediately available U.S. funds, any principal balance of, accrued but unpaid interest on, and any other obligation or liability owing in respect of, any Account or Contract, (which, for purposes of this agreement, shall be collectively referred to as “Obligations”) including, without limitation:
     (a) all brokerage charges, commissions and service fees at the CS Entity’s customary rates or such rates as agreed upon by Customer and the relevant CS Entity from time to time;
     (b) all contract market, exchange or clearinghouse fees or other charges and losses in any Account;
     (c) any advances made by any of the CS Entities to or for the benefit of Customer and any debit balance owing with respect to any Account, and interest and service charges on such debit balance at the rates then charged by the relevant CS Entity;
     (d) any deficiency in any Account;
     (e) any fees, fines, penalties or other charges imposed by any governmental or self-regulatory authority or any court of competent jurisdiction on any Account or transaction executed for Customer by any of the CS Entities;
     (f) any applicable taxes imposed by any taxing authority or interest, penalties and additions, on any of the foregoing (“Taxes”), together with the CS Entities’ costs and expenses, including, without limitation, reasonable attorney’s fees and expenses, incurred in connection with the enforcement or collection by the CS Entities of its rights or claims against Customer hereunder, under any Contract with any of the CS Entities or otherwise; and
     (g) any and all Obligations or indebtedness, however evidenced, arising at any time and from time to time, whether or not mature or contingent, related to the purchase, sale, or loan of securities or other property, or under or in connection with any and all Contracts, and transactions executed in connection therewith, with any of the CS Entities, including, without limitation, payment and delivery obligations, obligations related to the extension of credit or to pay damages (including costs of cover) and payment of reasonable legal and other expenses incurred in connection with the enforcement of such Contracts, whether now existing or hereafter arising.
3. Security Interest and Lien.
     (a) Customer hereby grants to the CS Entities a continuing first priority security interest in, a lien on and a right of set-off against all Collateral (as defined herein), and all such Collateral shall be subject to a general lien and a continuing first security interest and fixed charge in favor of the CS Entities, in each case securing the discharge of all Obligations, Contracts with the CS Entities and other liabilities of Customer to the CS Entities, whether now existing or hereafter arising; provided that, Collateral pledged to a CS Entity under any particular Contract shall secure first Customer’s Obligations with respect to such Contract, and second, all other Obligations. Each CS Entity acknowledges the foregoing security interest and agrees to make payment under any Contract as instructed by any CS Entity exercising its rights as a secured party. Any Contract with any of the CS Entities is hereby amended to reflect and incorporate Customer’s pledge of Collateral hereunder and the foregoing acknowledgement and agreement.
     (b) All Collateral delivered to any of the CS Entities shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of any of the CS Entities), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature (other than liens created solely in the favor of any of the CS Entities). Collateral consisting of securities shall be delivered in good deliverable form (or the CS Entities shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.
     (c) Customer and the CS Entities acknowledge and agree that all Collateral held in or credited from time to time to any Account that is a securities account will be treated as “financial assets” under the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”). Each CS Entity hereby represents and warrants that it is a “securities intermediary” within the meaning of the NYUCC and is acting in such capacity with respect to each and every securities account maintained by it for Customer. Notwithstanding anything in this Agreement or any Contract to the contrary, each CS Entity hereby agrees to comply with entitlement orders or other instructions originating from any CS Entity that is a secured party under any Contract with respect to any Account, and any financial asset credited to any such Account or other account or any security entitlement in respect thereof, in each case without the consent of Customer, and Customer hereby consents to such agreement. In addition, Customer hereby consents to any agreement pursuant to which a CS Entity agrees to comply with entitlement orders or other instructions originating from any other CS Entity that is a secured party under any Contract or with respect to any Obligation with respect to Collateral held in or credited to any Account maintained by such CS Entity for Customer, or otherwise held by such CS Entity, including entering into control or similar agreements. Each of the CS Entities represents and warrants that it has not agreed, and that it will not agree, to comply with entitlement orders or other instructions concerning the Collateral that originate from any person other than (i) Customer or (ii) a CS Entity. If such CS Entity receives notice from any other CS Entity that such CS Entity is exercising exclusive control or to the effect that Customer’s rights with respect to the relevant Account have been terminated, then the CS Entity receiving such notice shall no longer comply with entitlement orders or other instructions originating from Customer. Customer shall execute such documents and take such other action as the CS Entities shall reasonably request in order to perfect the CS Entities’ rights with respect to any such Collateral and, in the case of an investment property, grant the CS Entities control (within the meaning of the NYUCC) thereof. Customer hereby irrevocably appoints the CS Entities as Customer’s true and lawful agent and attorney-in-fact, with full power to act in the name of Customer and on Customer’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect (and, in the case of investment property, grant the CS Entities control thereof) the security interests created hereunder in, or realize upon all rights in, the Collateral.
     (d) The security interest, lien, and right of set-off granted herein shall (i) remain in full force and effect until the payment and performance in full by Customer of all of its Obligations and termination of this Agreement by the parties, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the CS Entities and their respective successors, transferees and assigns.
     (e) For purposes of this Agreement, the term “Collateral” shall mean (i) each deposit, custody, security, commodity or other account maintained by Customer with any of the CS Entities, including, but not limited to any and all Accounts; (ii) any cash, securities, financial assets, security entitlements, commodities, commodities contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such Account, or that is delivered to or in the possession or control of any of the CS Entities or any of the CS Entities’ agents for any purpose, including safekeeping; (iii) all of Customer’s rights, title or interest in, to or under any Contract with any of the CS Entities, including obligations owed by any CS Entity; (iv) all of Customer’s security interests (or similar interests) in any property of any CS Entity securing any CS Entity’s obligations to Customer under any Contract; (v) any property of Customer in which any of the CS Entities is granted a security interest under any Contract or otherwise (howsoever held); (vi) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (vii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.
4. Rehypothecation, Maintenance or Collateral.
     (a) Any amount of Collateral may, from time to time and without notice to Customer, be carried in any CS Entity’s general account to be held and re-registered in any CS Entity’s own name or in another name other than Customer’s and may be pledged, re-pledged, hypothecated or re-hypothecated, sold, lent, or otherwise transferred or used (in the case of cash Collateral, used or invested for its own risk and reward), separately or together with other amounts of Collateral, with all attendant rights of ownership (including the right to vote the securities), for the sum due to any of the CS Entities thereon or for a greater sum and for a period of time equal to, longer or shorter than the Obligations or Contracts with respect to which such Collateral was pledged, and without the CS Entities retaining in their possession and control for delivery a like amount of similar Collateral. For the avoidance of doubt, Customer hereby grants CSSU its consent to rehypothecate its securities for purposes of Rule 15c2-1(a)(1) of the Securities Exchange Act of 1934. For the purposes of the return of any Collateral to Customer, the CS Entities’ return obligations shall be satisfied by delivering securities of the same issuer, class and quantity as the Collateral initially transferred.
     (b) Customer and the CS Entities each acknowledge and agree that each CS Entity which holds Collateral does so both for itself and also as an agent and bailee for all other CS Entities which may be secured parties under any Contract or with respect to any Obligation. Customer agrees and acknowledges that the CS Entities, at any time and from time to time at any of the CS Entity’s discretion and without prior notice to Customer, may use, apply or transfer any and all Collateral interchangeably between CS Entities in any accounts in which Customer has an interest. With respect to Collateral pledged principally to secure Obligations under any Contract with any CS Entity, the CS Entity shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Customer’s Obligations to any of the CS Entities under any other Contract, to transfer all or any portion of such Collateral to secure Customer’s Obligations to any of the CS Entities under any other Contract or to release any such Collateral. Nothing in this Agreement providing for a security interest in Collateral pledged in connection with a particular Contract with any CS Entity or Obligation shall affect any calculation of margin or right of any CS Entity to require additional margin or other Collateral to secure any other Contract with or Obligation to any CS Entity.
5. Margin Accounts.
     (a) Upon written or oral demand by CSSU from time to time in its sole discretion, Customer shall transfer immediately to CSSU such funds, securities, commodities or other property (“Margin”) as is required by Applicable Law and such greater amounts as the CS Entities may require from time to time and in their sole discretion in connection with any Contract with any CS Entities and Obligations or potential Obligations of Customer to any of the CS Entities.
     (b) Any outstanding debit balance(s) in Customer Account(s) shall accrue interest, in accordance with CSSU’s Credit Policy or amendments thereto. Any such interest unpaid at the end of a charge period (such period being determined by CSSU from time to time in its sole discretion) will be added automatically to the opening balance in such Customer Account(s) for the next charge period.
6. Events of Default.
The following events shall each constitute an “Event of Default”:

     (a) Customer fails to make any payment or delivery as and when due or otherwise fails to fulfill or discharge any Obligations as required in Paragraph 2 hereof;
     (b)  Customer fails to provide margin to CSSU as and when required in Paragraph 5 hereof or to perform any other Obligations as and when required;
     (c) any representation or warranty made by Customer under this Agreement or any Contract with any of the CS Entities shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or CSSU believes that the representations and warranties contained in Paragraph 10(a)(x) hereof are likely to be untrue or Customer has failed to provide notice as required under Paragraph 10(b) hereof;
     (d) Customer fails to give adequate assurances of due performance, as set forth in this Agreement, which shall constitute a material and additional breach, repudiation, misrepresentation or default (howsoever characterized) under the terms of all Contracts with any of the CS Entities, or Customer states that it will not perform any of the Obligations;
     (e) any material breach, repudiation, misrepresentation or the occurrence of a default, termination event or similar condition (howsoever characterized which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under any ISDA Master Agreement) by Customer or any of its affiliates under any Contract now or hereafter entered into; or
     f. Customer (i) applies for, consents to or is the subject of an application or petition for the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar person of itself or of all or a substantial part of its property, (ii) files or is the subject of the filing or entry of a petition or order for relief under the United States Bankruptcy Code, Title 11 of the United States Code, or any similar law of any jurisdiction regarding reorganization, liquidation, dissolution, insolvency, or relief of debtors or of an application for a protective decree under the Securities Investor Protection Act of 1970, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) has a secured party take possession of any property or account of Customer or has a distress, execution, attachment, sequestration or similar legal process commenced with respect to any property or account of Customer, or (v) admits in writing its inability, or becomes unable, to pay its debts generally as such debts become due.
7. Rights and Remedies.
     (a) Upon the occurrence of any Event of Default, any of the CS Entities may, in their sole discretion and without notice to Customer, terminate, liquidate and accelerate any and all Contracts and exercise any right under any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement with any CS Entities or under Applicable Law, cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property, or sell any or all of the Collateral (either individually or jointly with others), or buy in any securities, commodities or other property of which any Account may be short. To the extent permitted by Applicable Law, such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without any notice of the time or place of sale to Customer or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer or upon the personal representatives of Customer, all of which are expressly waived. The CS Entities shall have the right to convert sale proceeds into U.S. dollars to the extent such proceeds are denominated in another currency. To the extent permitted by Applicable Law, the CS Entities may purchase or sell the property to or from itself or third parties in whole or in any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency. A prior tender, demand or call of any kind from the CS Entities, or prior notice from the CS Entities, of the time and place of such sale or purchase shall not be considered a waiver of the CS Entities’ right to sell or buy any Collateral at any time as provided herein. In addition to the rights provided herein upon the occurrence of any Event of Default, each CS Entity may exercise all the rights of a secured party under any applicable law and under the NYUCC (whether or not in effect in the jurisdiction in which such rights are exercised) with respect to any Collateral.
     (b) Customer shall remain liable for any deficiencies in its Accounts or in respect of any Contract with any CS Entities or Obligation, including any loss or expense incurred in connection with the exercise of remedies under this Agreement following the termination of this Agreement or the exercise of any other remedies by the CS Entities.
8. Adequate Assurances.
     If at any time any of the CS Entities has reasonable grounds for insecurity with respect to Customer’s performance of any Contract or its Obligations, any of the CS Entities may demand, and Customer shall give, adequate assurances of due performance by Customer within 24 hours, or within any reasonable shorter period of time the CS Entities demand. The adequate assurance of performance may include, but shall not be limited to, the delivery by Customer to the CS Entities of additional Margin. Any failure by Customer to give such adequate assurance of due performance shall constitute an independent, material default under this Agreement.
9. Netting and Set Off Rights.
     Without limiting the rights and remedies of the CS Entities hereunder, the CS Entities shall have the right and Customer agrees that the CS Entities shall have the right, at any time and from time to time, to set off and otherwise apply any and all obligations of any of the CS Entities to Customer (whether mature or unmature, fixed or contingent, liquidated or unliquidated) against any and all Obligations of Customer to any of the CS Entities then due (whether at maturity, upon acceleration or termination or otherwise) and to foreclose on any Collateral for the purpose of satisfying any and all Obligations. Customer agrees that the fulfillment of the obligations of any of the CS Entities to Customer under any Contract is subject to there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under any Contract with any CS Entity.
10. Representations and Warranties.
     (a) Customer represents and warrants as of the date hereof, which representation and warranties shall be deemed repeated on each date on which a transaction is effected for Customer’s Account(s) or a Contract with any CS Entity is executed, that:
     (i) Customer is duly organized and validly existing under the laws of the jurisdiction of its organization;
     (ii) Customer has full power and authority to execute and deliver this Agreement (including any annex hereto) and each Contract and to perform and observe the provisions hereof and thereof and to enter into each transaction contemplated by this Agreement (including any annex hereto), and this Agreement does and the Contracts do or will constitute valid and binding agreements of Customer, enforceable in accordance with their terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity;
     (iii) the execution, delivery and performance by Customer of this Agreement (including any annex hereto), the consummation of the Contracts, the fulfillment of the Obligations and any transaction hereunder do not and will not result in a breach or violation of any Applicable Law or order or award binding on Customer or its property, or Customer’s organizational documents, or any contract or other instrument binding on or affecting Customer or any of its property;
     (iv) the person signing this Agreement (including any annex hereto) on behalf of Customer is duly authorized to do so on its behalf (and on behalf of any such disclosed principal, all information contained on the signature page hereof is true and correct);
     (v) no consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Customer of this Agreement or for the consummation of the Contracts and the fulfillment of the Obligations; (ii) for the pledge by Customer of the Collateral or the perfection or maintenance of the first priority security interest created hereby; or (iii) for the exercise by any of the CS Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral;
     (vi) no person, other than Customer or any CS Entity, has an interest in the Customer Account or any Accounts or any Collateral or other assets or property held therein or credited thereto;
     (vii) Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, other than as are created under this Agreement and other liens solely in favor of one or more CS Entities, and Customer will not cause or allow any of the Collateral, whether now owned or thereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those solely in favor of the CS Entities;
     (viii) Customer’s financial statements or similar documents previously or hereafter provided to the CS Entities do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, have been prepared in accordance with U.S. generally accepted accounting principles and, if audited, have been certified without reservation by a firm of independent public accountants, and since the date of its most recent audited or unaudited financial statements furnished to CSSU prior to the date hereof, there has been no material adverse change in the business, financial conditions, operations or prospects of Customer, and, if at any time since the date of its most recent audited financial statements delivered prior to the date hereof, there occurs a material adverse change in Customer’s business, financial condition or results of operations, Customer agrees that it will inform CSSU of such material adverse change promptly in writing;
     (ix) no litigation, arbitration or administrative proceeding or claim is in progress, pending or, to Customer’s knowledge, threatened which could by itself or together with any other proceedings or claims affect the legality, validity or enforceability of this Agreement or affect Customer’s ability to perform the Obligations under this Agreement;
     (x) at all times during the existence of an Account, such Account shall not contain (i) plan assets subject to the provisions of Title I, Subtitle B, Part 4 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) assets of a governmental plan or other plan subject to restrictions similar or analogous to those contained in the foregoing provisions of ERISA or the Code or (iii) assets subject to restrictions that would otherwise be violated by the transactions and investments conducted by Customer in such Account; and
     (xi) unless Customer otherwise informs CSSU in writing, Customer is not an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933) of the issuer of any security held in the Account(s) or the securities that are the subject of any transaction.
     (b) Customer shall provide 45 days prior written notice to CSSU if any of the representations and warranties contained in Paragraph
10(a)(x) hereof becomes incorrect at any time. Customer agrees that it shall cease executing contracts of any kind in the Account(s) in the event Customer’s assets include assets described in Paragraph 10(a)(x) hereof.
11. Long and Short Sales.
     Customer agrees to comply with all of the Applicable Law relating to short sales, including but not limited to the requirement that no short sale may be effected through CSSU or an executing broker unless Customer has first determined, either with CSSU or a third party, that the securities are available for delivery. Pursuant to Applicable Law, Customer hereby undertakes and agrees to designate all sell orders as “long”, “short”, or “short exempt”, or as otherwise required by Applicable Law, and that the designation by Customer of an order as a “long” sell order shall be a certification by Customer that the security ordered to be sold is owned by Customer and that unless the security to be delivered pursuant to the sale is carried in the account for which the sale is to be effected, it will deliver such security in good deliverable form to CSSU on or before the settlement date for such sale. If there is carried in the account for which the sale is to be effected a security which can be delivered in satisfaction of the sale, the CS Entities are authorized and directed to deliver such security from such account.
12. Completion of Customer Transaction.
     If Customer is required, and fails, on a settlement date to make delivery of any securities, instruments, commodities or other property in connection with contracts executed or cleared by any CS Entity on Customer’s behalf, the CS Entity is authorized, but not obligated, to borrow or purchase any necessary securities, instruments, commodities or other property and to complete such delivery on Customer’s behalf with such securities, instruments, commodities or other property, and Customer shall indemnify the CS Entity for any and all losses suffered or expenses or liabilities incurred by or on behalf of the CS Entity in connection with such failure by Customer, whether or not the CS Entity borrows or purchases such securities, instruments, commodities or other property and completes such delivery on Customer’s behalf.
13. Indemnification.
     Customer hereby releases and shall indemnify and hold harmless the CS Entities, their officers, directors, employees, agents and affiliated persons for any loss, claim, damage or expense (including reasonable attorneys’ fees and expenses, reasonable accountants’ fees and expenses, special, direct and consequential damages, fines and penalties) when and as incurred by, or asserted against, any of the CS Entities and such persons arising out of or in connection with this Agreement or any Contract or pursuant to authorized instructions received by the CS Entities from Customer or its agent, and to fully reimburse the CS Entities and such persons for any reasonable legal or other fees and expenses, including the cost of any investigation and preparation, when and as incurred by them in connection with any claim, action, proceeding or activities of the CS Entities and such persons in connection with this Agreement or any Contract.
(n) Limitation of Liability.
     a. None of the CS Entities, nor any of their respective officers, directors, employees, agents or counsel, shall be liable, except for their own gross negligence or willful misconduct, and no such party shall be liable for any error of judgment made by it in good faith for any action taken or omitted to be taken by any of them hereunder or in connection herewith.
     (b) The CS Entities shall not be held liable for any acts, omissions or defaults of any subcustodian (other than another CS Entity) or other third party (including any executing broker or other agents, if applicable), subject to U.S. bank regulatory limitations applicable to U.S. bank offices of any of the CS Entities. All transactions effected with a third party (including an executing broker) for Customer shall be for the account of Customer and the CS Entities shall have no responsibility to Customer or such third party with respect thereto. Customer agrees that it is responsible, and liable to the relevant CS Entity, for all costs, losses and fees arising out of the settlement of Customer’s orders with an executing broker selected by Customer (including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations to such CS Entity.
     (c) In no event shall the CS Entities be held liable (i) for indirect, consequential, punitive, or multiple damages or (ii) for any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, or other conditions beyond the CS Entities’ control. In the event that any communications network, data processing system, or computer system used by any of the CS Entities or Customer is rendered wholly or partially inoperable, the CS Entities will not be liable to Customer for any loss, liability, claim, damage or expense resulting, either directly or indirectly, therefrom.
(o) Reliance on Authorized Instructions.
     Customer agrees that the CS Entities may rely upon any authorized instructions or any notice, request, waiver, consent, receipt or other document which the CS Entities reasonably believe to be genuine and transmitted by authorized persons of Customer. The CS Entities shall be entitled to rely upon the identity and authority of the authorized persons designated pursuant to this Agreement until it receives an authorized instruction from Customer to the contrary.
(p) Taxes.
     Each payment by Customer and all deliveries of Collateral under this Agreement shall (except as required by law) be made, and the value of any Collateral shall be calculated, without withholding or deducting any Taxes. If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the CS Entities is equal to the amount that the CS Entities would have received had not such withholding or deduction been required. Customer will provide the CS Entities with any forms or documentation reasonably requested by the CS Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement. The CS Entities are hereby authorized to withhold Taxes from any payment made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by law. Customer will also be responsible for making any claims in relation to Taxes, whether for exemption from withholding taxes or otherwise, for filing all tax returns and for providing any relevant taxing authorities with all required information in respect of any payments by the CS Entities to Customer or any monies which the CS Entities hold on Customer’s behalf.
(q) Agents.
     The CS Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees. In selecting and appointing agents, the CS Entities shall use reasonable care to ensure that they appoint only reportedly competent persons or entities.
(r) Financial Information.
     Customer will promptly furnish to the relevant CS Entity upon request relevant financial statements or similar documents and any other information as may be reasonably requested.
(s) CS Entities are not Providing Advice; Not Fiduciaries.
     Customer represents and warrants that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms and conditions set forth in this Agreement and any transaction or Contract it may undertake with the CS Entities. It is also capable of undertaking the obligations set forth in this Agreement. With respect to this Agreement or any transaction it may undertake with the CS Entities, Customer acknowledges that none of the CS Entities or their respective agents or affiliates is acting as a fiduciary for or an adviser to Customer; Customer understands that the CS Entities are not acting as investment advisers or soliciting orders, that the CS Entities are not performing any analysis, or making any judgment on any matters pertaining to the suitability of any order, or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment.
(t) Successors and Assigns.
     The CS Entities may assign their rights hereunder or any interest herein to any affiliate and otherwise on thirty days prior written notice to an unaffiliated entity. Customer may not assign its rights hereunder or any interest herein or under any other Contract with any of the CS Entities without the prior written consent of the respective CS Entity or Entities. Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.
(u) Modification and Termination.
     Customer agrees that CSSU may modify the terms of this Agreement at any time upon thirty days prior written notice. If the modifications are unacceptable, Customer agrees to notify CSSU in writing within ten days of the transmittal of such written notice to Customer. CSSU may then terminate the Customer Account(s), after which Customer agrees to remain liable to the CS Entities for all existing liabilities or Obligations without giving effect to any such modifications. Customer further agrees that all transactions and Contracts entered into after such notification shall be subject to the modifications. Under no circumstances may a modification be made by Customer without CSSU’s written consent. Either CSSU or Customer may terminate this Agreement upon delivery of written notice to the other party, provided that Sections 3, 4, 9, 12, 13, 14 and 25 shall survive any such termination.
(v) Single Agreement.
     CSSU and Customer acknowledge that they have entered into this Agreement and will enter into transactions under this Agreement in consideration of and in reliance upon the understanding that all such transactions constitute a single business and contractual relationship and have been made in consideration of each other. Customer agrees that any Event of Default hereunder shall constitute a default in all of Customer’s Obligations to the CS Entities under all Contracts with such CS Entities.
(w) Severability.
     If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts.
(x) Governing Law.
     (a) This Agreement (including any annexes to this Agreement), its enforcement, and any dispute between the CS Entities and Customer hereunder, whether arising out of or relating to a Customer Account or otherwise (including, without limitation, the establishment and maintenance of the Accounts and all interests, duties and obligations related thereto), shall be governed by and construed in accordance with the laws of the State of New York including but not limited to the NYUCC and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (b) The parties hereto further agree that, in respect of any Account, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.
(y) Litigation in Court; Sovereign Immunity; Service.
     (a) Unless the parties otherwise agree in writing when any dispute arises, any litigation must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.
     (c) Each party hereto, to the fullest extent permitted by Applicable Law, irrevocably waives with respect to itself and its revenues and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance, or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any actions or proceedings in such courts, and irrevocably agrees that it will not claim such immunity in any such actions or proceedings.
     (d) Customer hereby consents to process being served by any CS Entity on Customer in any suit, action or proceeding of the nature specified in this paragraph by the mailing of a copy thereof by registered or certified mail, postage pre-paid, to Customer at the address set forth after Customer’s signature below; such service shall be deemed completed and effective as from 30 days after such mailing. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.
(z) Notices and Communications.
     All notices and other communications provided hereunder shall be in writing and either posted onto the Internet in a form agreed to by the parties or mailed, electronically mailed, faxed, or delivered to the address of the intended recipient specified on the signature page or to such other address as such intended recipient may provide. All communications sent to Customer, whether through the Internet, or by mail, fax, messenger or otherwise, shall be deemed given to Customer as of the date sent, whether actually received or not, and Customer agrees to waive all claims resulting from failure to receive such communication. Any notice and other communication to CSSU provided under this Agreement shall be addressed to the manager of the CSSU department or office handling the Account(s). Any reports of CSSU’s execution of Customer’s orders and statements of Account(s) issued by CSSU shall be deemed to have been accepted by and shall be binding upon Customer if not objected to by Customer in writing within ten days after delivery thereof by CSSU to Customer by mail or otherwise.
(aa) Miscellaneous.
     (a) Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in any proceedings.
     (b) Customer does not wish to have certain information pertaining to its beneficial ownership disclosed to a “registrant” (as such term is defined in Rule 14b-1 of the Securities Exchange Act of 1934) pursuant to SEC Rule 14b-1. Customer objects to disclosure for the purposes of Rule 14b-1(b)(1)(ii).
     (c) No demand, call or notice that any of the CS Entities may have made in the past in any one or more instance shall be considered a waiver of such CS Entity’s or CS Entities’ right to act in the future without demand, call or notice. No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right. The rights provided in this Agreement are cumulative and not exclusive of any rights provided by Applicable Law.

     (d) The CS Entities shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights and remedies hereunder in such manner as any of them may determine, in its sole discretion, to be commercially reasonable.
     (e) Customer acknowledges receipt of the CSSU Statement of Credit Policy, the terms of which are incorporated herein by reference.
     (f) The parties hereto acknowledge that this Agreement is a “securities contract” within the meaning of the United States Bankruptcy Code (Title 11 U.S.C., Section 741(7)) (“Bankruptcy Code”).
     (g) This Agreement is hereby incorporated into each Contract with any of the CS Entities that is a “swap agreement” under the Bankruptcy Code and any transfer hereunder shall be a transfer “under” and “in connection with” each such Contract.
     (h) This Agreement and any annex hereto may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.
     (i) This Agreement supersedes all prior agreements as to matters within its scope. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Customer and any of the CS Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract or agreement explicitly states that it is intended to supersede this Agreement in which case such other Contract or agreement shall prevail.
     (j) For purposes of any annex hereto, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed. All references to time herein are to time in New York City.
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Before signing, Customer acknowledges having read this Agreement and the Credit Suisse Securities (USA) LLC Statement of Credit Policy in their entirety and hereby consents and agrees to all the terms sod conditions of these documents.
BY SIGNING THIS AGREEMENT CUSTOMER AGREES THAT ANY SECURITIES HELD ON MARGIN MAY BE LOANED TO CREDIT SUISSE SECURITIES (USA) LLC OR LOANED OUT TO OTHERS.
CUSTOMER ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THIS AGREEMENT.
Customer:
The Cushing MLP Total Return Fund

Name of Institution/Individual
Delaware

Jurisdiction of organization
Trust

Type of organization
3300 Oak Lawn Ave., Dallas, TX 75219

Place of Business Chief Executive Office
/s/ J.V. Swank

Organization
Jerry V. Swank

Name of Authorized Officer
CEO

Title of Authorized officer

Signature of Authorized Officer/Institutional
10/4/07

Date
Customer’s Address for Notices and Other Communications:
Swank Capital, LLC

Name
3300 Oak Lawn Ave., Dallas, TX 75219

Street Address

City, State, Zip Code
Mark Fordyce

Attention
214-635-1674

Telephone
214-219-2353

Fax
mfordyce@theswankgroup.com

Email
Accepted and agreed to:
CREDIT SUISSE SECURITIES (USA) LLC, on behalf of itself and as agent for the CS Entities
By: /s/ Lauren Pietre

Margin Disclosure Statement
     Credit Suisse Securities (USA) LLC(“CS”) is furnishing this document to you to provide some basic facts about purchasing securities on margin, and to alert you to the risks involved with trading securities in a margin account. Before trading stocks in a margin account, you should carefully review the CS Customer Agreement, which includes a section applicable to margin accounts. Consult your registered representative at CS regarding any questions or concerns you may have with your margin accounts.
     When you purchase securities, you way pay for the securities in full or you may borrow part of the purchase price from CS. If you choose to borrow funds from CS, you will open a margin account with CS. The securities purchased are CS’s collateral for the loan to you. If the securities in your account decline in value, so does the value of the collateral supporting your loan, and, as a result, CS can take action, such as issue a margin call and/or sell securities or other assets in any of your accounts held with CS and its affiliates, in order to maintain the required equity in the account.
     It is important that you fully understand the risks involved in trading securities on margin. These risks include, without limitation, the following;
     * You can lose more funds than you deposit in the margin account. A decline in the value of securities that are purchased on margin may require you to provide additional funds to CS to avoid the forced sale of those securities or other securities or assets in your account(s).
     * CS can force the sale of securities or other assets in your account(s). If the equity in your account(s) falls below the maintenance margin requirements or CS’s higher “house” requirements, CS can sell the securities or other assets in any of your accounts held at CS and its affiliates to cover the margin deficiency. You also will be responsible for any short fall in the account after such a sale.
     * CS can sell your securities or other assets without contacting you. Some investors mistakenly believe that a firm must contact them for a margin call to be valid, and that the firm cannot liquidate securities or other assets in their accounts to meet the call unless the firm has contacted them first. This is not the case. Most firms, including CS will attempt to notify their customers of margin calls, but they are not required to do so. However, even if a firm has contacted a customer and provided a specific date by which the customer can meet a margin call, the firm can still take necessary steps to protect its financial interests, including immediately selling the securities without notice to the customer.
     * You are not entitled to choose which securities or other assets in your accounts(s) are liquidated or sold to meet a margin call. Because the securities are collateral for the margin loan, CS has the right to decide which security to sell in order to protect its interests.
     * CS can increase its “house” maintenance margin requirements at any time and is not required to provide you advance written notice. These changes in firm policy often take effect immediately and may result in the issuance of a maintenance margin call. Your failure to satisfy the call may cause the member to liquidate or sell securities in your account(s).
     * You are not entitled to an extension of time on a margin call. While an extension of time to meet margin requirements may be available to customers under certain conditions, a customer does not have a right to the extension.

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PRIME BROKER ANNEX
TO
CUSTOMER AGREEMENT
In consideration of Credit Suisse Securities (USA) LLC (“CSSU”) opening and maintaining for the undersigned Customer a prime brokerage account pursuant to the Customer Agreement and this Prime Broker Annex To Customer Agreement (the “PB Annex”) for the purpose of transacting business with any of the CS Entities, Customer agrees as follows:
1. Integration of Agreements.
     (a) All terms of this PB Annex are incorporated by reference into the Customer Agreement, and they shall constitute a single, integrated agreement. In the event of any inconsistency between any term of this PB Annex and the Customer Agreement, this PB Annex shall control.
     (b) All capitalized terms used but not defined herein shall have the meaning set forth in the Customer Agreement. For the avoidance of doubt, this PB Annex is a “Contract” as defined in the Customer Agreement, all obligations of Customer to CSSU arising hereunder or in connection with this PB Annex are “Obligations” as defined in the Customer Agreement and the prime brokerage and custody accounts are each a “Customer Account” as defined in the Customer Agreement.
2. Transactions Subject to the SEC Letter.
     In connection with any transactions for which CSSU acts as Customer’s prime broker pursuant to the Securities and Exchange Commission No-Action letter, dated January 25, 1994, relating to prime brokerage, as amended, supplemented or modified from time to time (the “SEC Letter”), the terms and conditions of this Paragraph 2 shall apply:
     (a) Customer may maintain brokerage accounts with a number of brokers other than CSSU (“Executing Brokers”) and may, from time to time place orders to be executed by one or more of these Executing Brokers designating CSSU as its “prime broker”.
     (b) Customer acknowledges that it is familiar with and agrees to comply with the terms of the SEC Letter and to inform CSSU promptly if it fails to do so. In connection therewith, Customer authorizes CSSU to execute an agreement with all Executing Brokers (a “Prime Brokerage Agreement”), to provide any relevant information relating to Customer to the Executing Brokers, and to perform any necessary or useful act as prime broker in accordance with this Paragraph 2 and Applicable Law.
     (c) Customer or its authorized representative will advise CSSU prior to 5:30 p.m. (New York time) on trade date of the details of all transactions (the “Trade Data”) effected by Executing Brokers on Customer’s behalf as required by the SEC Letter. CSSU is authorized to acknowledge, affirm, settle and clear all such transactions. CSSU is further authorized to undertake to resolve any unmatched trade report received by it from an Executing Broker; however, Customer shall remain responsible for the ultimate resolution and CSSU shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis by any person or entity. As between Customer and CSSU, the Executing Broker will be acting as an agent of Customer for the purpose of carrying out Customer’s instructions with respect to the purchase, sale and settlement of securities. Customer understands that no order may be legally accepted by CSSU as Prime Broker from an Executing Broker with whom CSSU has not entered into a Prime Brokerage Agreement. Customer will use its best efforts to assure that its Executing Brokers comply with any Prime Brokerage Agreement to which such Executing Broker is a party. Customer agrees that CSSU shall be under no obligation to effect or settle any trade on behalf of Customer.
     (d) On the Business Day following each transaction, CSSU shall send Customer a notification of each trade placed with any Executing Broker based upon information provided by Customer. Each such notification shall provide the information required by the SEC Letter. If Customer has instructed Executing Brokers to send trade confirmations to Customer in care of CSSU, Customer understands that such confirmations are available to Customer without charge upon request. CSSU shall also provide Customer with periodic statements concerning transactions effected for it and in respect of the Collateral held by CSSU.
     (e) Customer understands and agrees that it must maintain in its prime brokerage account with CSSU a minimum net equity in cash and securities with a ready market no less than is required by the SEC Letter (the “Minimum Net Equity”) or any greater amount as to which CSSU may from time to time inform Customer; and that settlement of transactions will be made by CSSU only if sufficient funds or securities, as applicable, are maintained in an account with CSSU or if Customer makes other arrangements for settlement which are satisfactory to CSSU; provided, however, that in no event will CSSU accept any transaction if Customer maintains, or the settlement of such transaction would cause it to maintain, a net equity less than the Minimum Net Equity. If the Customer Account falls below the Minimum Net Equity, and it does not bring its prime brokerage account into compliance in accordance with Applicable Law and CSSU’s requirements, Customer authorizes CSSU to notify all Executing Brokers of this event. In such event, Customer further understands and agrees that CSSU is required by the SEC Letter, without notice to Customer, to disaffirm or DK any transaction effected for it by an Executing Broker. Should CSSU be required to disaffirm or DK any transaction of Customer’s, all of Customer’s transactions of that day and the immediately preceding Business Day will be disaffirmed or DK’d In that case, CSSU shall send a cancellation notification to Customer to offset the prior notification sent pursuant to the previous sub-paragraph and Customer understands that it must settle outstanding trades directly with the Executing Brokers and hereby authorizes CSSU to provide the Executing Brokers with any relevant information necessary in order for the Executing Brokers to settle such trades.

12

     (f) If the Customer Account is managed on a discretionary basis by a third party (the “Advisor”), Customer hereby authorizes CSSU to commingle its prime brokerage transactions with those of other accounts managed by the Advisor (“sub-accounts”) for settlement in bulk in accordance with the Advisor’s instructions. Customer understands that no part of any transaction may be allocated to sub-accounts having net equity below the minimum levels established by the SEC Letter and that, should such a net equity maintenance problem occur in any such sub-account, CSSU may be required to disaffirm the entire transaction. Customer agrees that, in that event, prior to the disaffirmance deadline established by the SEC Letter, the Advisor may resubmit the bulk trade so as to exclude those securities which were originally allocated to the sub-account failing to meet the minimum net equity or, if permissible, re-allocate the entire prime brokerage transaction to those sub-accounts meeting the net equity requirements established by the SEC Letter.
3. Transactions not subject to the SEC Letter.
     In the event (i) Customer’s orders are not executed by CSSU and Customer gives up CSSU’s name for clearance and/or settlement with respect to transactions which are not subject to the SEC Letter, or (ii) Customer requires CSSU to make a free delivery of cash or securities in connection with the settlement of such orders (“Clearing Transactions”), the terms and conditions of this Paragraph 3 shall apply:
     (a) Customer will notify CSSU of the details of all Clearing Transactions necessary to clear and settle each Clearing Transaction (including all such information as may be specified by CSSU from time to time with respect to transactions of that type) within the time periods specified and in formats specified by CSSU from time to time. Customer will bear all risks related to each Clearing Transaction, including the risk of non-performance by the third party, broker or dealer. Customer will provide to CSSU and be responsible for the settlement payment (including the necessary securities) to enable CSSU to process, clear and settle the delivery of securities and cash relating to each Clearing Transaction, and any cash or securities necessary to meet a demand for margin made by the third party, broker or dealer relating to a Clearing Transaction. If CSSU engages in Clearing Transactions for Customer in which CSSU becomes obligated to settle a trade Customer has placed through another broker or dealer, Customer shall be obligated to CSSU for the settlement payment (including the necessary securities) to enable CSSU to process, clear and settle such transaction. CSSU is only acting as agent in connection with any Clearing Transaction and nothing contained herein shall be construed as imposing liability on any CS Entity as a principal. Customer shall not under any circumstances represent to any third party that any CS Entity acts as guarantor in any Clearing Transaction.
     (b) Customer will only execute bona fide orders, and if required for settlement of a transaction, Customer will request a free delivery of cash or securities only when Customer has reasonable grounds to believe that the counterparty and the third party, broker or dealer who executed Customer’s order has the financial capability to complete the contemplated transaction;
     (c) CSSU reserves the right at any time to place a limit (of either dollars or number of securities) on the size of transactions that CSSU will accept for clearance or to reject transactions. If, after Customer has received notice of such limitation, Customer executes an order in excess of the limit established by CSSU, CSSU shall have the right, exercisable in its sole discretion, to decline to accept any transaction for clearance and settlement.
     (d) CSSU will attempt to clear such transactions within a reasonable period of time and utilize the same procedures it utilizes when clearing transactions on behalf of other customers. CSSU shall have the right but not the obligation to take action at any time in its sole discretion to correct errors in such transactions.

Before signing, Customer acknowledges having read this PB Annex and the Customer Agreement to which this PB Annex is to be annexed, each in its entirety, and hereby consents and agrees to all the terms and conditions hereof and thereof.

Customer:

The Cushing MLP Total Return Fund Name of Institution

/s/ Jerry V. Swank
Name of Authorized Officer

CEO
Title of Authorized Officer

/s/ Jerry V. Swank
Signature of Authorized Officer

10-04-07
Date

Accepted and agreed to: CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Lauren Pietre

Exhibit B
SPECIAL CUSTODY ACCOUNT AGREEMENT8.30.07

STATEMENT OF CREDIT POLICY*

     This is to advise you of the terms and conditions under which interest will be charged with respect to accounts you maintain with CREDIT SUISSE SECURITIES (USA) LLC (“CSSU”) from time to time.
     Regulation T of the Board of Governors of the Federal Reserve System prohibits a broker-dealer from extending credit to a customer who maintains only a Special Cash Account. Should you establish a Margin Account, a broker-dealer is permitted to extend credit to you for the purpose of enabling you to purchase, sell, carry or otherwise trade in securities which the Federal Reserve Board has designated as “margin” securities.
1. Method of Determining the Debit Balance.
     If you have established a Margin Account with CSSU, you may purchase securities on margin and may sell securities you do not own (you may also sell short against the “Box”), contingent upon your prompt deposit of sufficient cash and/or eligible securities to enable you and CSSU to comply with the margin requirements of the Federal Reserve Board, the New York Stock Exchange, Inc, and other securities regulatory or self-regulatory body having jurisdiction. The difference between the aggregate transaction price and the amount you are required to deposit represents your debit balance. Credit is extended to you by CSSU to the extent that it must pay the party from whom you have purchased securities, the difference between the aggregate purchase price and the amount you have deposited or, alternatively, the amount CSSU must pay in those instances when CSSU is required to borrow securities to effect delivery to the purchaser in a transaction where you have sold such securities short (or short against the “Box”).
2. Conditions Under Which an Interest Charge Will Be Imposed.
     Interest will be charged on the debit balance in your Margin Account commencing on the settlement date of the transaction creating such debit until the balance is paid in full in available funds. Additional purchases on margin, withdrawals of cash from your account (if permissible under Regulation T) or an increase in the market value of a security sold (or sold short against the “Box”) may create or add to your debit balance as may interest charged on your account and any other charge which may be assessed to your account.
3. Annual Rate of Interest.
     An annual interest rate will be imposed on the debit balance in your account at a level no more than 2% above the prevailing broker’s call money rate as determined by CSSU. This rate is subject to change without notice. In the event of any default, CSSU may charge interest as a rate fixed by it not greater than three times the prevailing broker’s call money rate which shall not exceed the highest rate permitted by the laws of the State of New York.
4. Method of Computing Interest.
     Interest is calculated by CSSU on a daily basis employing a 360 day year. Starting with the balance as of the close of the previous interest period, for each day of the new period, CSSU calculates your new debit or credit balance from the previous day’s closing balance taking into consideration both debits and credits which occurred that day. To compute interest, the resulting daily balance, if a debit, is multiplied by I/360th times the daily interest rate. The charge shown on the monthly statements furnished to you runs from the first to the last calendar day of the previous month and will be posted on the first business day of the current month. CSSU reserves the right to waive interest charges under one dollar. For interest computation purposes, CSSU does not combine the balance in any Special Memorandum Account with the balance in any other account carried by it.
     For monthly statement display purposes only, an average daily debit balance and an average interest rate is calculated by taking the day’s balance if a debit and the interest rate that day which become components in the sums which equal the totals of all the resulting daily debit balances and interest rates for the period. These sums are divided by the number of calendar days to arrive at the average daily debit balance and interest rate for that interest period. For each interest period shown on your monthly statement, this monthly average balance and this monthly average interest rate and the number of calendar days for which a debit balance existed within an interest period are identified on your statement.
5. Credit for Balances in Cash Accounts.
          For interest computations, CSSU combines balances in all your account types at CSSU, other than those arising as a result of short sales in a Margin Account and sales of securities not on deposit in your Special Cash Account. This means any debit balance or available credit balance in such accounts will increase or decrease the average daily debit balance on which interest is computed as if there was just one combined account.
6. Other Charges.
          In the case of the prepayment of the proceeds of a sale, interest (calculated as set forth above) is charged to the settlement date and is deducted from the prepayment disbursement. Cash Accounts may be subject, at CSSU’s discretion, to interest on any debit balances resulting from failure to make payment in full when due for securities purchased, from failure to timely deliver securities sold, from proceeds of sales paid prior to settlement date or from other charges which may be made to such account.
7. Lien Retained by CSSU.
          In connection with its extension of credit to you, CSSU, as pledgee, retains a lien in accordance with paragraph 3 of CSSU’S Customer Agreement.
     Any questions regarding CSSU’s credit policy may be directed to your registered representative who will be pleased to provide further information.
     * CREDIT SUISSE SECURITIES (USA) LLC, A REGISTERED BROKER- DEALER, IS REQUIRED TO DISCLOSE ITS CLIENT POLICY TO EACH CUSTOMER AT THE TIME THE CUSTOMER OPENS A MARGIN ACCOUNT IN ACCORDANCE WITH THE PROVISIONS OF RULE 10b-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

Exhibit C
SPECIAL CUSTODY ACCOUNT AGREEMENT8.30.07

CREDIT SUISSE SECURITIES (USA) LLC
ASSISTANT SECRETARY’S CERTIFICATE
          I. Anna L. Bidwell, Assistant Secretary of Credit Suisse Securities (USA) LLC (f/k/a Credit Suisse First Boston LLC), a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Company”), do hereby certify that:
1.	Attached hereto as Annex A is a true and complete copy of a Unanimous Written Consent of the Board of Managers of the Company (the “Consent”), duly adopted on January 13, 2004, and that said Consent has not been amended or rescinded and remains in full force and effect as of the date hereof.

2.	As of the date hereof Bryan C. Fletcher is a duly elected and acting Managing Director and Bank Account Officer of the Company and an “Authorized Person” pursuant to the Consent.

3.	The individuals listed on Exhibit I hereto are duly designated “Officers” of the Company, the signatures appearing opposite their names are true and correct copies of their signatures and their issuance of communications and instructions on behalf of the Company to custodian banks at which the Company has established Special Custody Accounts on behalf of a customer, in accordance with the relevant Special Custody Account Agreements, is authorized.

4.	Effective January 16, 2006, (i) the Company’s name was changed from Credit Suisse First Boston LLC to Credit Suisse Securities (USA) LLC.

     IN WITNESS WHEREOF, I have hereunto set my hand as of the 19th day of October, 2007.

/s/ Anna L. Bidwell
Anna L. Bidwell
Assistant Secretary

Annex A
UNANIMOUS WRITTEN CONSENT OF THE
BOARD OF MANAGERS OF
CREDIT SUISSE FIRST BOSTON LLC
     WHEREAS, it is in the best interests of the LLC to amend and restate the LLC’s banking resolutions previously adopted on July 29,1999.
     NOW, THEREFORE,
     BE IT RESOLVED, that, subject to the Relevant Documents (as defined below), the Authorized Persons (as defined below) be, and each of them hereby is, authorized and empowered on behalf of each Authorized Entity (as defined below), to establish credit facilities with such banks, trust companies and other financial institutions (“Banks”) as such Authorized Person may in his judgment determine, upon the terms and conditions as may to such Authorized Person in his discretion seem advisable, and, without limiting the generality of the foregoing, each Officer (as defined below) is authorized from time to time to:
(a)	borrow money and obtain credit on a current or other basis upon such terms, rates of interest and conditions as such Officer may deem advisable, in such amounts as may be deemed necessary for the current needs of such Authorized Entity in the transaction of its business and to execute and deliver in the name of such Authorized Entity notes, drafts, applications for letters of credit, undertakings and agreements in respect to such credit;

(b)	receive and receipt for, sign orders and issue instructions (written or oral) for the handling and delivery of the proceeds of any extension of credit;

(c)	mortgage, pledge, transfer, assign to or create a security interest in favor of Banks in property and assets of such Authorized Entity, including notes, bonds, stocks, accounts and securities of such entity, and to execute and deliver any and all documents and instruments which such Officer may deem advisable in connection therewith; and

(d)	establish and maintain checking accounts and demand deposit accounts with Banks in the name of such Authorized Entity upon such terms and conditions as such Officer may deem advisable;
     BE IT FURTHER RESOLVED, that, subject to the Relevant Documents, the Officers be, and each of them hereby is, authorized and empowered on behalf of each Authorized Entity to enter into security transactions and other transactions with Banks upon the terms and conditions as may to such Officer in his discretion seem advisable and, without limiting the generality of the foregoing, each Officer is authorized from time to time to:

(a)	purchase or sell, through Banks, either as agent, principal or otherwise, and either for immediate or future delivery, Federal Reserve funds, or foreign exchange;

(b)	deliver to and deposit with Banks for safekeeping, custody or other purposes any and all securities of any kind whatsoever, and, in connection therewith, to open and maintain with Banks safekeeping or custody accounts and to sign agreements, orders and issue instructions in respect thereto as, such Officer deems advisable; and

(c)	to withdraw, receive and receipt for and sign orders and issue instructions, for the handling, transfer, registration, sale, substitution, exchange, and delivery of any stocks, bonds, other securities or other property held by Banks for the account of the Authorized Entity, such withdrawals, substitutions, exchanges, and deliveries, whether subject to payment or not, may also be made by the bearer of any order, receipt or request so signed;
     BE IT FURTHER RESOLVED, that any Bank be, and it hereby is, authorized and directed to honor all checks, drafts or other orders for the payment of money drawn in the Authorized Entity’s name, including those drawn or endorsed to any employee of the Authorized Entity, when bearing the manual or facsimile signature of any one of the Officers; provided, however, that two Officers must sign any such check, draft or other order in excess of $500,000;
     BE IT FURTHER RESOLVED, that any Bank be, and it hereby is, entitled to honor and to charge such Authorized Entity for all such checks, drafts, or other orders for the payment of money, regardless of by whom or by what means the facsimile signature or signatures thereon may have been affixed, if such facsimile signature or signatures resemble the facsimile specimens from time to time filed with such Bank by the Secretary or other officer of the LLC;
     BE IT FURTHER RESOLVED, that, for all purposes of these resolutions, the term “Authorized Person” means the Chief Financial Officer, the Treasurer, any Assistant Treasurer and any Bank Account Officer of the LLC, for so long as each remains an officer of the LLC or until earlier action of the LLC to remove or modify the authority granted hereby;
     BE IT FURTHER RESOLVED, that, for all purposes of these resolutions, the term “Officers” means the Authorized Persons and, with respect to each Bank, such officers or employees of the LLC or its affiliates that any Authorized Person shall designate from time to time by notice in writing to such Bank;
     BE IT FURTHER RESOLVED, that the Authorized Persons be, and each of them is hereby, authorized to designate officers or employees of the LLC or its affiliates as “Officers” as set forth above;
     BE IT FURTHER RESOLVED, that, for all purposes of these resolutions, the term “Authorized Entity” means the LLC, or any partnership or limited liability company of which the LLC is the general partner or managing member;

     BE IT FURTHER RESOLVED, that, for all purposes of these resolutions, the term “Relevant Documents” means, with respect to each Authorized Entity, such entity’s formation documents, limited liability company agreement, limited partnership agreement or other similar applicable document;
     BE IT FURTHER RESOLVED, that any Bank may rely on each of the foregoing resolutions which shall continue in full force until express written notice of its recession or modification has been received by the Bank, but if the authority contained in the foregoing resolutions should be revoked or terminated by operation of law without such notice, it is resolved and hereby agreed, for the purpose of inducing the Bank to act thereunder, that the Bank shall be saved harmless from any loss suffered or liability incurred by it in so acting after such revocation or termination without such notice;
     BE IT FURTHER RESOLVED, that, effective immediately, Frank J. DeCongelio is hereby elected Managing Director and Bank Account Officer of the LLC, and he is to hold such office until his successor has been duly elected and qualified;
     BE IT FURTHER RESOLVED, that all prior actions taken on behalf of the LLC by the officer elected above, in the above stated capacity, are hereby ratified and confirmed;
     BE IT FURTHER RESOLVED, that the Authorized Persons and Officers be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Authorized Entities, to take any and all actions, to negotiate for and enter into agreements and amendments to agreements, to perform all such acts and things, to execute, file, deliver or record in the name and on behalf of the Authorized Entities, all such certificates, instruments, agreements or other documents, and to make all such payments as they, in their judgment, or in the judgment of any one or more of them, may deem necessary, advisable or appropriate in order to carry out the purpose and intent of, or consummate the transactions contemplated by, the foregoing resolutions and/or all of the transactions contemplated therein or thereby, the authorization therefore to be conclusively evidenced by the taking of such action or the execution and delivery of such certificates, instruments, agreements or documents; and
     BE IT FURTHER RESOLVED, that the actions of any Authorized Person or Officer authorized by the foregoing resolutions or which would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions be, and they hereby are, ratified, confirmed, approved and adopted as actions of the LLC.

Exhibit I

Name	Title	Signature

John Gorman	Director	/s/ John Gorman

William Cashman	Vice President	N/A

Bill Fitch	Vice President	N/A

Donatina Trotter	Vice President	N/A

Helena Morales	Vice President	N/A

Michelle Gilliam	Vice President	/s/ Michelle Gilliam

Allen Jones	Vice President	/s/ Allen Jones

Steven Polemeni	Assistant Vice President	/s/ Steven Polemeni

John Petito	Assistant Vice President	/s/ John Petito

October 12, 2007
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010

Re:	Special Custody Account for Credit Suisse Securities (USA) as pledgee of The Cushing MLP Total Return Fund
Pursuant to the qualification of our bank with the Securities and Exchange Commission as a good control location for the safekeeping of the Credit Suisse Securities (USA) LLC’s customer’s securities in the above referenced account(s) we acknowledge that:
We are a bank as defined in Section 3(a) (6) of the Securities Exchange Act. Furthermore, under the applicable Securities Exchange Act Rule 15c3-3, these securities are not held subject to any right, charge, security, interest, lien, or claim of any kind in our favor or any person claiming through us, and the beneficial ownership of these securities are freely transferable without the payment of money or value.

Very truly yours,

U.S. Bank, N.A.

/s/ Michael R. McVoy Name: Michael R. McVoy
Title: Vice President

Date: October 12, 2007

U.S. BANK NATIONAL ASSOCIATION
ASSISTANT SECRETARY CERTIFICATE
I, Cara L. Seeley, an Assistant Secretary of U.S. Bank National Association, hereby certify that the following is a true and exact extract from the Bylaws of U.S. Bank National Association, a national banking association organized under the laws of the United States.
ARTICLE VI.
CONVEYANCES, CONTRACTS, ETC.
     All transfers and conveyances of real estate, mortgages, and transfers, endorsements or assignments of stock, bonds, notes, debentures or other negotiable instruments, securities or personal property shall be signed by any elected or appointed officer.
     All checks, drafts, certificates of deposit and all funds of the Association held in its own or in a fiduciary capacity may be paid out by an order, draft or check bearing the manual or facsimile signature of any elected or appointed officer of the Association.
     All mortgage satisfactions, releases, all types of loan agreements, all routine transactional documents of the Association, and all other instruments not specifically provided for, whether to be executed in a fiduciary capacity or otherwise, may be signed on behalf of the Association by any elected or appointed officer thereof.
     The Secretary or any Assistant Secretary of the Association or other proper officer may execute and certify that required action or authority has been given or has taken place by resolution of the Board under this Bylaw without the necessity of further action by the Board.
I further certify that Michael R. McVoy, Vice President, is a duly appointed and qualified officer of the Association authorized to act under Article VI of the Bylaws of the Association and that such authority is in full force and effect as of the date hereof and has not been modified, amended or revoked.
IN WITNESS WHEREOF, I have set my hand this 12th day of October, 2007.
(No corporate seal)

/s/ Cara L. Seeley Cara L. Seeley, Assistant Secretary